Exhibit 10.1


                           VOTING AND TENDER AGREEMENT

                  VOTING AND TENDER AGREEMENT, dated as of September 25, 2000 (this "Agreement"), between INTERNATIONAL PAPER COMPANY, a New York corporation (the "Principal Shareholder"), BUSH BOAKE ALLEN INC., a Virginia corporation (the "Company"), INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation ("Parent"), and B ACQUISITION CORP., a Virginia corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary").

                  WHEREAS, the Company, Parent and Merger Subsidiary propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time in accordance with the terms thereof, the "Merger Agreement"), which provides for, among other things, an offer to purchase by Merger Subsidiary all of the outstanding shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") followed by the merger of Merger Subsidiary with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, the Principal Shareholder owns 13,150,000 shares of Company Common Stock; and

                  WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, each of Parent and Merger Subsidiary has required that the Principal Shareholder agree, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Principal Shareholder has agreed, to enter into this Agreement with respect to
(a) all the shares of Company Common Stock now owned and all the Shares of Company Common Stock which may hereafter be acquired by, or on behalf of, the Principal Shareholder (the "Shares") and (b) certain other matters as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                  Section 1.1 TENDER AGREEMENT. (a) The Principal Shareholder hereby agrees that it shall promptly (and in any event within ten business days) following the commencement of the Offer, tender pursuant to the letter of transmittal included in the Offer Documents, the certificates representing all of the Shares. The Principal Shareholder shall also deliver in connection therewith all other customary documents or instruments required to be delivered pursuant to the terms of the Offer Documents.

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                                                                               2

The Principal Shareholder shall not, subject to applicable law, withdraw the tender of Shares effected in accordance with this Section 1.1 except if there is any amendment that adversely affects the Principal Shareholder.

                           (b) Except as provided in clause (a) above, during
the time this Agreement is in effect, the Principal Shareholder hereby agrees that it shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of or transfer (whether by operation of law or by agreement or otherwise), any Shares, or any right, title or interest therein or thereto or enter into any contract, option or other agreement or understanding with respect to any of the foregoing.

                  Section 1.2 VOTING AGREEMENT. (a) The Principal Shareholder hereby agrees that during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, the Principal Shareholder shall vote the
Shares: (x) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (y) against any (i) Acquisition Proposal, (ii) action or agreement that would reasonably be expected to result in a breach of any covenant or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or (iii) any other action which is intended, or would reasonably be expected, to impede or materially delay, the consummation of the transactions contemplated hereby or by the Merger Agreement or materially adversely affect the contemplated economic benefits to Parent of the transactions contemplated hereby or by the Merger Agreement.

                  (b) Except as otherwise provided herein, the Principal Shareholder hereby agrees that it will not (i) grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Shares to any person other than Parent or Merger Subsidiary or (ii) deposit such Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares.

                  Section 1.3 OPTION. (a) The Principal Shareholder hereby irrevocably grants Parent an option (the "Option") to purchase all of the Shares at a purchase price per share equal to $48.50 (as adjusted pursuant to Section 1.3(e), the "Option Price") on the terms and subject to the conditions set forth in this Section 1.3.

                  (b) Subject to the conditions set forth in Section 1.3(d), Parent may exercise the Option, at any time prior to the date 40 days after the expiration or termination of the Merger Agreement (such 40th day being herein called the "Option Expiration Date") if the Merger Agreement is terminated pursuant to a "Triggering Termination." For purposes of this Agreement, a "Triggering Termination" means a termination of the Merger Agreement (x) pursuant to Section 8.01(g) or (y) as a result

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                                                                               3

of a breach by the Principal Shareholder of its obligations under Section 1.1 or
Section 3.4 hereof in any material respect. Parent shall exercise the Option by delivering written notice thereof to the Principal Shareholder (the "Notice"), specifying the date, time and place for the closing of such purchase which date shall not be less than three business days nor more than five business days from the date Parent provides the Notice (the "Option Closing"). The Option Closing shall take place on the date and at the time and place specified in such notice; PROVIDED, that if at such time any of the conditions specified in Section 1.3(d) shall not have been satisfied (or waived), Parent may postpone the Option Closing (but in no event for more than 90 days) until a date within five business days after such conditions are satisfied. Upon the exercise of the Option (and subject to the satisfaction of the conditions set forth in Section 1.3(d)), Parent shall be entitled to purchase the Shares under the Option (the "Option Shares") and the Principal Shareholder shall sell the Option Shares to Parent.

                  (c) At the Option Closing, the Principal Shareholder will deliver to Parent (in accordance with Parent's instructions) the certificates representing the Option Shares being purchased pursuant to this Section 1.3, duly endorsed or accompanied by stock powers duly executed in blank. At such Option Closing, Parent shall deliver to the Principal Shareholder, by bank wire transfer of immediately available funds, an amount equal to the number of Option Shares being purchased from the Principal Shareholder as specified in the Notice multiplied by the Option Price.

                  (d) The obligation of Parent to purchase the Option Shares at the Option Closing is subject to the following conditions: (i) the waiting period under the HSR Act and all other foreign antitrust laws covered by Section 7.01(d) of the Merger Agreement with respect to the acquisition of such Shares shall have expired or been terminated and (ii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by any Governmental Entity, nor any statute, rule, regulation or order promulgated or enacted by any Governmental Entity prohibiting, or otherwise restraining, such purchase.

                  (e) In the event of any change in the Company's capital stock by reason of any stock dividend, stock split, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or other change in the corporate or capital structure of the Company which would have the effect of diluting or changing Parent's rights hereunder, the number and kind of Option Shares or other securities subject to this Agreement and the Option Price shall be appropriately and equitably adjusted so that Parent shall receive pursuant to the exercise of the Option that number and class of shares or other securities or property that Parent or Merger Subsidiary, as the case may be, would have received in respect of the Option Shares purchasable pursuant to the exercise of the Option if such purchase had occurred immediately prior to such event.

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                                                                               4

                  (f) If the Option is exercised and the Option Shares are acquired by Parent (or its permitted assigns), Parent shall offer to purchase all outstanding shares of the Company's Common Stock or effect a merger or similar business combination at a price per share not less than the price per share paid for the Option Shares.

                  Section 1.4 ACKNOWLEDGMENT. The Principal Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

                  Section 1.5 BOARD DUTIES. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any person affiliated with the Principal Shareholder from fulfilling his or her fiduciary duties as a member of the Board of Directors of the Company.


                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PRINCIPAL SHAREHOLDER

                  The Principal Shareholder hereby represents and warrants to Parent, as of the date hereof and any Option Closing, as follows:

                  Section 2.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Principal Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Principal Shareholder and the consummation by the Principal Shareholder of the transactions contemplated hereby have been duly and validly authorized by the Principal Shareholder, and no other proceedings on the part of the Principal Shareholder are necessary to authorize this Agreement, to perform such obligations or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Principal Shareholder and, assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Principal Shareholder, enforceable against the Principal Shareholder in accordance with its terms.

                  Section 2.2 NO CONFLICT. (a)The execution and delivery of this Agreement by the Principal Shareholder do not, and the performance of its obligations under this Agreement by the Principal Shareholder and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the certificate of incorporation, by-laws or other organizational documents of the Principal Shareholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Principal Shareholder or by which the Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse

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                                                                               5

or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Principal Shareholder is a party or by which the Principal Shareholder or the Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Principal Shareholder of its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by the Principal Shareholder do not, and the performance of its obligations under this Agreement by the Principal Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Principal Shareholder of its obligations under this Agreement.

                  Section 2.3 TITLE TO THE SHARES. As of the date hereof, the Principal Shareholder is the sole record and beneficial owner of 13,150,000 shares of Company Common Stock. Such Shares are all the securities of the Company owned, either of record or beneficially, by the Principal Shareholder and the Principal Shareholder owns no other rights or interests exercisable for or convertible into any securities of the Company. The Principal Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power (if any) to demand dissenters' rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable law. The Shares are owned free and clear of all Liens. The transfer of the Shares to Parent or Merger Subsidiary upon consummation of the Offer, or upon exercise of the Option, will constitute a transfer of valid title to Parent or Merger Subsidiary, as the case may be, free and clear of all Liens, other than Liens which may be created by Parent or Merger Subsidiary. The Principal Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

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                                                                               6


                                    ARTICLE 3

                     COVENANTS OF THE PRINCIPAL SHAREHOLDER

                  Section 3.1 NO INCONSISTENT AGREEMENT. The Principal Shareholder hereby covenants and agrees that the Principal Shareholder shall not enter into any agreement or take any other action that would restrict, limit or interfere with the performance of the Principal Shareholder's obligations hereunder, under the Merger Agreement or the consummation of the transactions contemplated hereby or thereby.

                  Section 3.2 NO ENCUMBRANCES. The Principal Shareholder hereby covenants and agrees that the Principal Shareholder shall not by any action or omission cause any Liens to attach to the Shares.

                  Section 3.3 PUBLICITY. The Principal Shareholder hereby covenants and agrees that from the date hereof until the Effective Time, the Principal Shareholder, Parent, Merger Subsidiary and the Company shall use their respective reasonable best efforts to consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and by the Merger Agreement, and, except as may be required by the applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

                  Section 3.4 REGULATORY FILINGS. The Principal Shareholder hereby covenants and agrees that it will, as soon as practicable, file a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the transactions contemplated hereby and by the Merger Agreement as the "ultimate parent entity" of the Company, if required under applicable law, and will make any filing or seek any consent, including any filings under any applicable foreign antitrust laws, as may be required in connection with this Agreement, the Merger Agreement or the transactions contemplated thereby. The Principal Shareholder shall cooperate with the Company and Parent and use its best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or any regulatory agencies for additional information or documentation concerning the Principal Shareholder, the Company or the transactions contemplated hereby or by the Merger Agreement. The Principal Shareholder shall use its best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any antitrust law that is required for the consummation of the transactions contemplated hereby and by the Merger Agreement.

                  Section 3.5 WAIVER OF APPRAISAL RIGHTS. The Principal Shareholder hereby acknowledges that no rights of appraisal are available to it in connection with the Merger and hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights

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                                                                               7


relating to the Merger or any related transaction that the Principal Shareholder may directly or indirectly have by virtue of the ownership of any Shares.

                  Section 3.6 REASONABLE BEST EFFORTS. The Principal Shareholder hereby covenants and agrees, subject to the terms and conditions of this Agreement, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

                  Section 3.7 FURTHER ASSURANCES. The Principal Shareholder hereby covenants and agrees that, from time to time and without additional consideration, the Principal Shareholder shall (at the Principal Shareholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments (which shall be reasonably satisfactory in form and substance to Parent) and shall, at the Principal Shareholder's sole expense, take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

                  Section 3.8 NO SOLICITATION. The Principal Shareholder acknowledges that it is aware of the covenants of the Company contained in
Section 6.03 of the Merger Agreement and hereby agrees to comply with the terms of such section as if it were an "agent" of the Company for all purposes of said section.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Each of Parent and Merger Subsidiary has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by each of Parent and Merger Subsidiary and is a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms.


                                    ARTICLE 5

                                  MISCELLANEOUS

                  Section 5.1 TERMINATION. Except as set forth below, this Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the Option Closing and (iii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, that this Agreement shall not terminate under this clause (iii) if the Merger

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                                                                               8


Agreement is terminated pursuant to a Triggering Termination unless and until the Option expires in accordance with Section 1.3. Notwithstanding the foregoing, the Principal Shareholder's representation contained in Section 2.3 and covenant set forth in Section 3.7 shall survive any termination occasioned by clause (ii) of the preceding sentence.

                  Section 5.2 FEES AND EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

                  Section 5.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, registered or certified mail (postage prepaid, return receipt requested) or courier service, or by facsimile (and shall be deemed to have been given upon proof of receipt), to the other party as follows:

                  (a)      If to the Principal Shareholder, to:

                           International Paper Company
                           2 Manhattanville Road
                           Purchase, New York 10577
                           Telephone:       (914) 397-1500
                           Telecopy:        (914) 397-1909
                           Attention:       General Counsel

                           with a copy to:

                           O'Melveny & Myers LLP
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York 10022-4611
                           Telephone:       (212) 326-2000
                           Telecopy:        (212) 326-2061
                           Attention:       Jeffrey J. Rosen, Esq.

                  (b)      if to the Company, to:

                           Bush Boake Allen Inc.
                           7 Mercedes Drive
                           Montvale, New Jersey 07645
                           Telephone:       (201) 391-9870
                           Telecopy:        (201) 782-3339
                           Attention:       Dennis M. Meany, Esq.

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                                                                               9


                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York 10019
                           Telephone:       (212) 373-3000
                           Telecopy:        (212) 757-3990
                           Attention:       Robert B. Schumer, Esq.;

                  (c)      if to Parent or Merger Subsidiary, to:

                           International Flavors & Fragrances Inc.
                           521 West 57th Street
                           New York, New York 10019
                           Telephone:       (212) 765-5500
                           Telecopy:        (212) 708-7132
                           Attention:       Stephen A. Block, Esq.

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           4 Times Square
                           New York, New York 10036-6522
                           Telephone:       (212) 735-3000
                           Telecopy:        (212) 735-2000
                           Attention:       Roger S. Aaron, Esq.
                                            Stephen F. Arcano, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                  Section 5.4 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or transferred, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto (and which transfer shall not relieve the transferor of its obligations hereunder in the event of a breach by the transferee) PROVIDED that Parent or Merger Subsidiary may assign this Agreement to any wholly-owned Subsidiary of Parent without the prior written consent of the other parties hereto.

                  Section 5.5 NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is

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                                                                              10


intended to or shall confer upon any other person any right, benefits or remedies of any nature whatsoever.

                  Section 5.6 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  Section 5.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among Parent, Merger Subsidiary, the Company and Principal Shareholder with respect to the subject matter hereof (other than the Merger Agreement) and supersedes all prior agreements and understandings, both written and oral, among Parent, Merger Subsidiary, the Company and the Principal Shareholder with respect to the subject matter hereof.

                  Section 5.8 AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except by an instrument in writing signed by each of the parties hereto.

                  Section 5.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

                  Section 5.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                  Section 5.11 CONSENT TO JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any appropriate state court in the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the

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mailing of copies thereof by registered or certified mail, post prepaid, to the address set forth in Section 5.3, such service to become effective ten days after such mailing.

                  SECTION 5.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PRINCIPAL SHAREHOLDER, THE COMPANY, PARENT OR MERGER SUBSIDIARY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  Section 5.13 DEFINED TERMS. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                  Section 5.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the Principal Shareholder, the Company, Parent and Merger Subsidiary have caused this Agreement to be duly executed on the date hereof.


                           INTERNATIONAL PAPER COMPANY


                           By:     /s/ C. Wesly Smith
                                   ---------------------------------------
                                   Name:     C. Wesly Smith
                                   Title:    Executive Vice President


                           BUSH BOAKE ALLEN INC.


                           By:     /s/ Julian W. Boyden
                                   ---------------------------------------
                                   Name:     Julian W. Boyden
                                   Title:    Chairman, President & CEO

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                                                                              12


                           INTERNATIONAL FLAVORS & FRAGRANCES INC.


                           By:     /s/ Stephen A. Block
                                   ---------------------------------------
                                   Name:     Stephen A. Block
                                   Title:    Senior Vice President


                           B ACQUISITION CORP.


                           By:     /s/ Stephen A. Block
                                   ---------------------------------------
                                   Name:     Stephen A. Block
                                   Title:    Vice President